Exhibit 12



                            THE ALLSTATE CORPORATION
                 COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO


($ in millions)                                                       For the Year ended December 31,
                                                      ----------------------------------------------------------------

                                                         1997         1996          1995         1994          1993
1.    Income from continuing  operations
      before income taxes, equity in net income of
      unconsolidated subsidiary, and dividends on
      preferred securities of subsidiary trusts          $4,434       $2,669        $2,421         $120        $1,282

2.    Equity in income of 100% owned subsidiary               -            -            49          107            94

3.    Dividends from less than 50% owned subsidiary           2            2             2            -             -
                                                      ----------   ----------    ----------   ----------    ----------

4.    Income from continuing operations before
      income taxes                                       $4,436       $2,671        $2,472         $227        $1,376
                                                      ----------   ----------    ----------   ----------    ----------

      Fixed Charges:

5.    Interest on indebtedness                             $100          $95           $81          $60           $81

6.    Interest factor of annual rental expense               80           71            90           95            96
                                                      ----------   ----------    ----------   ----------    ----------

7.    Total fixed charges  (5+6)                           $180         $166          $171         $155          $177
                                                      ----------   ----------    ----------   ----------    ----------

8.    Dividends on redeemable preferred securities
                                                             59            6             -            -             -

9.    Total fixed charges and dividends on
      redeemable preferred securities (7+8)                $239         $172          $171         $155          $177
                                                      ----------   ----------    ----------   ----------    ----------

10. Income from continuing operations before
      income taxes and fixed charges (4+7)               $4,616       $2,837        $2,643         $382        $1,553
                                                      ==========   ==========    ==========   ==========    ==========

11.   Ratio of earnings to fixed charges (A)               19.3 X       16.5 X        15.5 X        2.5 X         8.8 X
                                                      ==========   ==========    ==========   ==========    ==========

12.   Interest credited to contractholder funds          $1,209       $1,196        $1,191       $1,079        $1,104

13.   Total fixed charges including dividends on
      redeemable preferred securities and interest
      credited to contractholder funds (9+12)            $1,448       $1,368        $1,362       $1,234        $1,281
                                                      ----------   ----------    ----------   ----------    ----------

14.   Income from  continuing  operations
      before income taxes and fixed charges
      including interest credited to contractholder
      funds (4+7+12)                                     $5,825       $4,033        $3,834       $1,461        $2,657
                                                      ==========   ==========    ==========   ==========    ==========

15.   Ratio of  earnings  to  fixed  charges,
      including  interest  credited  to contractholder
      funds                                                 4.0 X        2.9 X         2.8 X        1.2 X         2.1 X
                                                      ==========   ==========    ==========   ==========    ==========

(A) The Company has authority to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share; however, there are currently no shares outstanding and the Company does not have a preferred stock dividend obligation. Therefore, the Ratio of Earnings to Fixed Charges and Preferred Stock Dividends is equal to the Ratio of Earnings to Fixed Charges and is not disclosed separately.


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